Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

WITH RESTRICTIVE COVENANTS

THIS EXECUTIVE EMPLOYMENT AGREEMENT WITH RESTRICTIVE COVENANTS (the (“Agreement”) is entered into on _________, 2014 (the “Effective Date”), by and between Speed Commerce, Inc., a Minnesota Corporation (the “Company”), and Matthew L. Konkle (the “Executive”).

RECITALS

WHEREAS, Fifth Gear Acquisitions, Inc. (the “Employing Company”), a wholly-owned subsidiary of the Company, is acquiring substantially all of the assets of the business known as “Fifth Gear” pursuant to the terms and conditions of that certain Asset Purchase Agreement by and among Employing Company, the Company, on one hand, and the Selling Parties, on the other hand, dated ____________, 2014 (the “Purchase Agreement”);

WHEREAS, upon the consummation of the transaction contemplated by the Purchase Agreement, the Company desires to employ the Executive as its President of the Employing Company, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

WHEREAS, the execution and delivery of this Agreement is a precondition to the closing of the transactions contemplated by the Purchase Agreement;

WHEREAS, both parties recognize the critical importance to the Company of preserving the confidentiality of its trade secrets and confidential information and of protecting the Company against competition from former consultants and employees of the Company and its subsidiaries with access to trade secrets and confidential information; and

WHEREAS, Executive understands and acknowledges that the offer of employment with the Company, the employment, salary and other compensation and other benefits he will receive under this Agreement and payments under the Purchase Agreement are good and sufficient consideration for the restrictive covenants contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which the parties acknowledge, the parties agree as follows:

ARTICLE I

EMPLOYMENT AND TERM OF EMPLOYMENT

1.01     Offer and Acceptance. The Company agrees to employ the Executive during the Term specified in Section 1.02, and the Executive agrees to accept such employment, upon the terms and conditions set forth in this Agreement.

1.02     Initial Term and Renewals. The Executive’s employment by the Company shall be for a term that commences on the Effective Date and ends on the first (1st) anniversary of the date hereof (“Initial Term”). The Executive’s employment shall automatically be renewed on an at-will basis (a “Renewal”) unless terminated by either party on written notice to the other party prior to the end of the Initial Term or upon written notice to the other party thereafter during a Renewal.

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1.03     Term. The period of the Executive’s employment under this Agreement shall be referred to as the “Term,” whether during or following the Initial Term. The Executive’s employment may be terminated during the Term in accordance with Article IV of this Agreement.

ARTICLE II

DUTIES AND RESPONSIBILITIES

2.01     Duties. The Executive shall have the position of President of the Employing Company and will generally have the authority, responsibilities, and such duties as are customarily performed by a president of similar businesses.

2.02     Reporting. Executive shall (a) report to the Chief Executive Officer of the Company (the “CEO”) and shall be subject to the CEO’s lawful direction and control, and (b) perform such additional services and duties as the CEO may reasonably require of the Executive.

2.03     Full-Time Attention. The Executive will devote full-time attention to the business affairs of the Company and will faithfully, industriously, and to the best of his ability, experience and talents perform all lawful duties required of him. The Executive may engage in outside business endeavors only with the written approval of the CEO. The Executive may also engage in civic, religious, and charitable activities as long as such activities do not unreasonably conflict or interfere with the performance of his duties hereunder.

2.04     Compliance with Company Policies and Procedures. The Executive will perform his duties and responsibilities in a manner consistent with the Company’s written policies and procedures applicable to all employees as they may exist from time to time. In the event of conflict between such policies and this Agreement, this Agreement shall control.

ARTICLE III

COMPENSATION AND BENEFITS

3.01     General. All payments to the Executive under this Agreement shall be made in accordance with the Company’s established pay periods and applicable payment schedules. All payments are subject to all legally required deductions and withholdings. The Executive shall be solely responsible for the payment of all additional required state, federal and local taxes on the compensation and benefits he receives from the Company.

3.02     Base Salary. As compensation for his services during the first year of the Term the Company shall pay the Executive an annual base salary of $300,000 (“Base Salary”). The amount of the Executive’s Base Salary thereafter will be reviewed each year by the CEO and/or the Compensation Committee of the Company's board of directors (the "Board") and may be adjusted at the discretion of the CEO and/or the Compensation Committee, provided, however, that at no time may the Company reduce Executive’s annualized salary below $300,000, except as part of a general reduction in compensation of similarly situated executives of the Company and in reasonable proportion to the reduction of any such executives.

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3.03     Target Bonus. The Executive is eligible to participate in the Company’s Management Incentive Plan as determined by the Board, and, subject to the terms and conditions of the MIP, is eligible for annual target bonuses of fifty percent (50%) of the Base Salary. With respect to Executive’s bonus for calendar year 2014, Executive shall receive the following: (i) to the extent that a bonus has been accrued as a current liability in Net Working Capital Adjustment and included as an expense in the 2014 Adjusted EBITDA, Executive shall be entitled to such bonus, plus (ii) Executive shall be entitled to a pro-rated bonus, based upon the period of time in which for the Executive is an employee of the Company for the 2015 fiscal year, determined based upon the plan referenced in the foregoing sentence. Capitalized terms used but not defined in the foregoing sentences shall have the meanings given in the Purchase Agreement.

3.04     Fringe Benefits. The Executive shall be eligible to participate in and receive group medical, dental, disability, and life insurance and any other fringe benefits provided by the Company to its key executives on the same terms as other key executives of the Company. The Executive shall be eligible to participate in the Company’s employee retirement benefit plans available to key executives of the Company on the same basis as other key executives of the Company. Participation in all benefit plans shall be subject to the generally applicable eligibility and other provisions of the plans as they exist from time to time; provided, however, that Executive's period of employment with Fifth Gear shall count towards Executive's period of employment with the Company for purposes of determining Executive's eligibility for the Company's benefit plans.

3.05      Initial Stock Compensation Grants. The Executive will be granted an option to purchase 100,000 shares of the Company’s common stock for the fair market value on the date of grant (the “Initial Option Grant”), subject to his execution of the Company’s Stock Plan Award Agreement. The date of the Initial Option Grant will be concurrent with the approval of the Company’s 2014 Stock Option and Incentive Plan (“Stock Plan”) by the shareholders of the Company. The Initial Option Grant will vest in equal 1/3 installments on the three anniversaries of the Effective Date. The Initial Option Grant will automatically expire 10 years from the Grant Date. The Initial Option Grant is subject to the terms and conditions of the Stock Plan, and the definition of all terms set forth in the Stock Plan shall apply when used in this Agreement.

3.06     Future Stock Compensation Grants. The Executive will be eligible, in the same manner as other similarly situated executives, to receive future stock compensation grants in accordance with the Company’s Stock Plan, subject to his execution of the Company’s Stock Plan Award Agreement and the approval of the Compensation Committee of the Company’s Board of Directors. All stock compensation grants are subject to the terms and conditions of the Stock Plan, and the definition of all terms set forth in the Stock Plan shall apply when used in this Agreement.

3.07     Reimbursement of Reasonable Business Expenses. The Executive will be reimbursed for reasonable expenses for air travel between Indianapolis, Indiana, and other locations when requested to do so in the performance of his duties for the Company, subject to and in accordance with the Company’s then-current travel policies. He will also be reimbursed for reasonable business expenses in accordance with the Company’s business expense reimbursement policies.

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3.08      Vacation. The Executive will be entitled to vacation consistent with the terms and conditions of the Company’s then current policies. The Executive will schedule vacation and other time off taking into account the needs of the Company.

ARTICLE IV

TERMINATION

4.01      Termination by the Company for Death or Disability. In the event of the Executive’s death, his employment and this Agreement shall terminate on the date of his death. In the event the Executive shall be unable to perform his essential job functions with reasonable accommodation for a period of three months or longer, whether consecutive or not, by reason of illness or physical or mental incapacity or disability, his employment and this Agreement shall end as of completion of the third month of the Executive’s inability to perform.

4.02 Termination by the Company Without Cause. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right at any time during the Term to terminate the employment of the Executive without Cause by giving written notice to the Executive.

4.03      Termination by the Company with Cause. Notwithstanding anything to the contrary in this Agreement, the Company shall have the right at any time during the Term to terminate the employment of the Executive with Cause by giving written notice to the Executive.

For purposes of this Agreement, “Cause” shall mean:

(a)

the Executive’s material failure or substantial and/or continual refusal to perform his duties and responsibilities as set forth in this Agreement, his material and/or repeated failure to abide by the lawful and reasonable directives of the CEO, that continues after written instruction by the Company identifying the duties, responsibilities or lawful and reasonable directives not being performed, or subject to the provisions of Section 2.03 and any approvals granted thereunder, his failure to devote all of his time and attention exclusively to the business and affairs of the Company, except as otherwise expressly permitted by the CEO or under this Agreement;

(b)	the misappropriation of the funds or property of the Company;

(c)	the commission of any act that constitutes fraud, any felony, or any crime involving moral turpitude, dishonesty or theft without regard to whether the Executive is convicted;

(d)

any material nonconformance with the Company’s stated business practices and written policies, including without limitation, policies against insider trading, conflicts of interest, its code of conduct, and racial or sexual discrimination or harassment;

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(e)	the commission in bad faith by the Executive of any act that materially injures or could reasonably be expected to materially injure the reputation, business, or business relationships of the Company;

(f)

any willful misconduct or gross negligence by the Executive in the performance of his duties that materially injures or could reasonably be expected to materially injure the reputation, business, or business relationships of the Company; and

(g)	any material breach of this Agreement, unless such violation is capable of being cured and is not cured within five (5) days after written receipt of notice from Company.

4.04      Termination by the Executive Without Good Reason. Notwithstanding anything contained in this Agreement to the contrary, the Executive shall have the right at any time during the Term to terminate his employment with the Company without Good Reason by giving written notice to the CEO.

4.05     Termination by the Executive With Good Reason. Notwithstanding anything contained in this Agreement to the contrary, the Executive shall have the right at any time during the Term to terminate his employment with the Company with Good Reason by giving written notice to the CEO.

For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without the consent of the Executive:

(a)	any material reduction in the Executive’s compensation, rights or benefits from that in effect as of the Effective Date;

(b)

unless agreed to by Executive in writing, a material reduction in the Executive’s duties, responsibilities, or authority as such duties, responsibilities or authority exist as of the Effective Date; provided, however, that Executive acknowledges and agrees that (i) Executive has certain additional autonomy and authority with respect to the operation of the Employing Company pursuant to Section 2.5 of the Asset Purchase Agreement which survive only through December 31, 2014, (ii) the expiration of such additional autonomy and authority on such date shall not constitute “Good Reason” hereunder, and (iii) that when determining Executive’s duties, responsibilities or authority as of the Effective Date, such additional autonomy and authority shall not be considered;

(c)

the assignment to the Executive of duties or responsibilities that are materially inconsistent with his position as President of the Employing Company or any other position that he holds at the time or that materially impairs his ability to function in the position in which he is then serving;

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(d)	the Company’s requirement that the primary location of Executive’s services be other than within fifty (50) miles of Indianapolis, Indiana, except with the Executive’s prior written consent; and

(e)

the material breach of any provision of this Agreement by the Company, unless such violation is capable of being cured and is not cured within five (5) days after written receipt of notice from Executive.

4.06      Termination by Non-Renewal of Agreement. Either party may terminate this Agreement by giving notice of its non-renewal in accordance with Article I.

4.07      Payments. In the event of the termination of the employment of the Executive by the Company with Cause pursuant to Section 4.03, termination by the Executive Without Good Reason pursuant to Section 4.04, or termination pursuant to Sections 4.01, the Executive shall only receive all earned and unpaid Base Salary as of the termination of his employment, less all appropriate offsets to the fullest extent permitted by applicable law, for debts or money due to the Company or an affiliate thereof (collectively, “Offsets”), which sum shall be paid within a reasonable time following the Executive’s last day of employment with the Company.

ARTICLE V

SEVERANCE PAY; CHANGE OF CONTROL TRANSACTION

5.01     Eligibility. The Executive shall be eligible for Severance Pay as described in this Article V if:

(a)     The Executive’s employment is terminated by the Company without Cause; or

(b)     The Executive terminates his employment with Good Reason.

5.02      Amount of Severance Pay. Severance Pay will be a gross amount equal to the Executive’s then current Base Salary plus the average of his bonus pursuant to Section 3.03 for the immediately preceding three years (or fraction thereof), less any Offsets. The Severance Pay shall be paid in a lump sum within thirty (30) days after the effective date of the termination of employment. In addition to Severance Pay, the Executive shall receive all earned and unpaid Base Salary as of the date of termination, to be paid within (5) business days of the last to expire rescission period in the Separation Agreement expires following the date of termination.

To receive Severance Pay the Executive must sign, not revoke, and comply with the terms of a separation agreement, which shall be in a form substantially similar to the separation agreement attached hereto as Exhibit A (the "Separation Agreement"), which the parties agree may be reasonably modified by the Company in connection with a change in applicable law or change in Executive’s place of employment. Executive shall not be required to release any claims under the Purchase Agreement or the other documents executed in connection therewith (other than this Agreement) or any claims to vested benefits under any stock plan or benefit plan.

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ARTICLE VI

NON-DISCLOSURE

6.01     Confidentiality. Except as permitted or directed by the Company, its subsidiaries (whether wholly owned or otherwise), or its affiliates (collectively, for the purpose of this Article VI and Article VII of this Agreement, such subsidiaries and affiliates, along with the Company, shall constitute the “Company”) or as may be required in the proper discharge of the Executive’s employment under this Agreement, the Executive shall not, during the Term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of the Company, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, formulas, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which the Executive has prepared, acquired or become acquainted with during the Executive’s employment by the Company. The Executive acknowledges that the above-described knowledge or information is the property of the Company, constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any wrongful disclosure or use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company. The Executive agrees to at all times to maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation. Upon termination of the Executive’s employment for any reason, the Executive shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in the Executive’s possession, control or influence, whether prepared by the Executive or others.

6.02     Limitations. The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive or a breach of a confidentiality obligation owed to the Company by any third party, or disclosure pursuant to any applicable law or court order.

6.03     Remedies. In the event of a breach or threatened breach by the Executive of the provisions of this Article VI, the Company shall be entitled to seek an injunction restraining the Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining the Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

6.04 Survival. The provisions of this Article VI shall survive termination of this Agreement.

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ARTICLE VII

NON-COMPETITION AND NON-RECRUITMENT

7.01      General. The Company and the Executive recognize and agree that the Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers, executives and vendors; as a consequence of using or associating the Executive with the Company’s name, goodwill, and reputation, the Executive will develop personal and professional relationships with the Company’s current and prospective customers, clients and vendors; and provision for non-competition and non-recruitment obligations by the Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information and is an express precondition to closing the transactions contemplated by the Purchase Agreement and the offer of employment with the Company. In light of these considerations, this Article VII sets forth the terms and conditions of the Executive’s obligations of non-competition and non-recruitment during Executive’s employment during the Term and subsequent to the termination of this Agreement and/or the Executive’s employment for any reason.

7.02     Non-Competition. During Executive’s employment during the Term the Executive will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the Executive’s rendition of services either directly or indirectly to the Company, including without limitation, for any Competitive Enterprise (as defined in the Purchase Agreement). The Executive may participate in any charitable organization or engage in any activities to manage the Executive’s investments and affairs, so long as such activities in the aggregate do not conflict or interfere with the performance of the Executive’s duties hereunder.

During Executive’s employment during the Term and for twelve (12) months following the termination of Executive’s employment relationship with the Company, regardless of the reason the relationship terminates (the “Restricted Period”), the Executive shall not, directly or indirectly, within the Restricted Area: (a) provide Competitive Services for or on behalf of a Competitive Enterprise), or (b) have any ownership interest in a Competitive Enterprise; provided, however, the Executive may own, directly or indirectly, solely as a passive investment, 2% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with this Article VII. At its sole option, the Company may, by express written notice to the Executive, waive or limit the time and/or geographic area in which the Executive cannot engage in competitive activity or the scope of such competitive activity. For purposes of this Section 7.02: (i) “Competitive Services” are defined as executive, managerial, consulting or supervisory services that are the same as or substantially similar to the services Executive performs for the Company at any time during the Term; and (ii) “Restricted Area” is defined as each of the following geographic areas: (1) any State in which Employee provides services, for or on behalf of the Company, during the Term; (2) the State of Indiana; and (3) the United States of America.

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7.03     Non-recruitment. During the Restricted Period, the Executive shall not, directly or indirectly, on Executive’s behalf or on behalf of a third party, initiate or participate in any other employer’s recruitment or hiring of any of the Company’s employees or consultants; or solicit, hire or attempt to solicit or hire any then-existing customer of the Company or any potential customer of the Company with whom the Company is at the time of Executive’s termination or was during the period beginning on the Effective Date and ending immediately preceding such termination engaged in ongoing discussions regarding one or more specific possible transactions, for purposes of providing goods or services competitive with the Company.

7.04     Remedies. The Executive agrees that breach by the Executive of the provisions of this Article VII will cause the Company irreparable harm that cannot be fully remedied by monetary damages. In the event of a breach or threatened breach by the Executive of the provisions of this Article VII, the Company shall be entitled to pursue injunctive relief restraining the Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

7.05      Effect of Failure to Pay Severance. In the event (i) Executive's employment is terminated (a) by the Company without Cause or (b) by Executive with Good Reason and (ii) the Company fails to pay the Severance Pay within the time period set forth in Section 5.02 of this Agreement, then Executive shall not be bound by the restrictions set forth in this Article VII.

7.06     Survival. The obligations contained in this Article VII shall survive the termination of this Agreement.

ARTICLE VIII

INTELLECTUAL PROPERTY

The Executive agrees that all materials created or modified by him during the Term, including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be “work for hire” and that the Company shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as “work for hire”, the Executive hereby assigns ownership of all such Work Product to the Company and agrees to take all reasonable measures, at the Company’s expense, to perfect such rights in the Company. The Executive hereby appoints the Company as his attorney-in-fact with the limited power to execute assignments of such Work Product.

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ARTICLE IX

TAX AND LEGAL CONSIDERATIONS

9.01 Golden Parachute Restrictions. Notwithstanding any other provision of this Agreement, in the event that it is determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed, or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code (“Section 280G”), the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (collectively “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any Payment to be non-deductible by the Company by operation of Section 280G, with present value determined in accordance with Section 280G(d)(4) of the Internal Revenue Code; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). Any amount not paid in the taxable year in which it was originally scheduled to be paid as the result of this section 9.01 shall be payable in the next succeeding taxable year in which such payment will not result in the disallowance of a deduction pursuant to either Section 162(m) or 280G of the Internal Revenue Code. In the event a payment has been made to the Executive which is subsequently disallowed as a deduction by the Internal Revenue Service, and return of the payment is required, said payment shall be treated as a loan and return of the payment shall be treated as repayment of the loan.

9.02 Deferred Compensation Restrictions. It is intended that any amounts payable under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) and related treasury regulations, or an exemption or exception to such provisions, so as not to subject the Executive to the payment of tax penalties or interest which may be imposed under Section 409A. In furtherance of this interest and to the extent required by Section 409A to avoid any penalties or interest on the Executive, payments to the Executive under this Agreement or any other agreement with the Executive upon termination of employment shall be distributed on the first day of the seventh month following the termination of employment. The term “termination of employment” and similar terms used in this Agreement shall have the same meaning as the term “Separation from Service” as used for purposes of Section 409A. The Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties, interest, and additional taxes under Section 409A.

9.03 Forfeiture and Repayment. If applicable law, including but not limited to the Sarbanes–Oxley Act of 2002, requires the Executive to forfeit any compensation or benefits paid to him by the Company, the Executive agrees that he will forfeit and repay such amounts as required by law.

ARTICLE X

MISCELLANEOUS

10.01      Governing Law. All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating to this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law provision or rule. The parties to this Agreement irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of any Indiana state court or federal court of the United States of America sitting in Indianapolis, Indiana, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In any action between the parties, the court will award reasonable attorney’s fees (including court and expert costs) to the prevailing party.

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10.02      Non-Assignment. This Agreement is personal to the Executive and the Executive may not assign or transfer any part of the Executive’s rights or duties hereunder, or any compensation due to the Executive under this Agreement to any other person or entity without the Company’s express written consent; provided, however, that if the Executive dies before the Executive has received all of the payments earned and owed to the Executive under this Agreement, including any Severance Payment, any such unpaid payments shall be paid to the Executive’s estate or, to the extent required by applicable law, the Executive’s surviving spouse, if any, on the same terms and conditions as described in this Agreement. This Agreement may be assigned by the Company, subject to the assignee assuming all of Company’s obligations under this Agreement.

10.03      Non-Waiver. The waiver by either party of the breach or nonperformance of any provision of this Agreement by the other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement.

10.04      Entire Agreement. This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement is the entire understanding and agreement between the parties and is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties to this Agreement.

10.05      Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and the Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

10.06 Indemnification. In accordance with and to the extent set forth under applicable law, the Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent permitted by law for civil damages, penalties, or fines claimed or levied against the Executive in connection with any third-party claim, action, suit or proceeding that arises from the performance of the Executive's duties as a director, officer or executive of the Company or any affiliate or subsidiary thereof. The Company will purchase and maintain throughout the Term indemnity insurance on behalf of the Executive. This section 10.06 shall survive the termination of the Executive's employment with the Company.

10.07      Life Insurance. The Executive agrees that the Company shall have the right to obtain life insurance on the Executive’s life, at the sole expense of the Company, and with the Company as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) at the Company’s expense, take any reasonably required medical examinations.

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10.08     Notice. Any notice, request, instruction or other document given under this Agreement by either party to the other party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive, to the address set
forth on the books and records of the Company.

If to the Company:

Chief Executive Officer

Speed Commerce, Inc.

1303 East Arapaho Road

Richardson, TX 75081

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

10.09     Representations. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, that would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement. The Executive will defend and indemnify the Company if any such representation or warranty is not true. The Executive hereby represents and warrants that he has been fully and competently advised by independent counsel of his own choosing in connection with the preparation, negotiation and execution of this Agreement and has relied solely on such advice for all matters related to this Agreement.

10.10     No Rule of Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against either party. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

10.11     Counterparts. This Agreement may be executed by facsimile transmission and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

SPEED COMMERCE, INC. Signed: By Its: EXECUTIVE Matthew L. Konkle

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Exhibit A

to

Executive Employment Agreement with Restrictive Covenants

Form of Separation and General Release Agreement

Caution: Read Carefully
This Is A Release Of All Claims

THIS SEPARATION AND GENERAL RELEASE AGREEMENT ("Agreement") is voluntarily entered into as of the date(s) set forth below by and between the undersigned Matthew L. Konkle ("Executive") and Speed Commerce, Inc., ("Company").

WHEREAS, Executive and the Company are parties to an Executive Employment Agreement with Restrictive Covenants dated _______________ ("Employment Agreement"), which provides that Severance Pay shall be paid to Executive for the reasons and subject to the conditions set forth in Article V thereof; and

WHEREAS, the execution and non-revocation of this Agreement is a condition of receiving the Severance Pay thereunder; and

WHEREAS, Executive's employment with the Company ended or will end effective as of _______, 201_ ("Separation Date"); and

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained in this Agreement, Company and Executive hereby voluntarily agree as follows:

1.             Definitions. Specific terms used in this Agreement have the following meanings: (a) words such as "I," "me," and "my" include both the undersigned Executive and anyone who has or obtains any legal right or claims through me; and (b) "Company" means Speed Commerce, Inc. and its affiliates, and its and their respective successors and assigns, officers, managers, employees, agents, attorneys and representatives, none of whom admit any liability to me, but all of whom expressly deny any such liability.

2.             My Claims. The claims I am releasing ("My Claims") include all of my rights to any relief of any kind from the Company for all claims I have now, whether or not I now know about the claims, related to my employment with the Company or the termination of my employment. These claims, which I hereby release, include, but are not limited to the following:

(a) any claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act ("ADEA"); the Older Worker Benefits Protection Act ("OWBPA"); the Employee Retirement Income Security Act; the Family and Medical Leave Act ("FMLA") (to the extent that FMLA claims may be released under governing law); the Americans with Disabilities Act as amended, the Genetic Information Nondiscrimination Act; the Fair Labor Standards Act; the applicable state civil rights laws; and/or any other federal, state or local law;

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(b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid compensation or other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; and

(c) all claims for any type of relief from the Company, including but not limited to, claims for damages, costs and attorney's fees.

3.     Exclusions From Release. I understand that My Claims released under this Agreement do not include any rights or claims that may arise after the Effective Date of this Agreement (which is that date occurring on the eighth (8th) day after I sign this Agreement, provided that I do not revoke this Agreement as described below). I understand I do not waive future claims. I also understand that My Claims released do not include any claims I may have related to the Asset Purchase Agreement by and among Fifth Gear Acquisitions, Inc., the Company, on one hand, and the Selling Parties (as such term is defined in the Purchase Agreement), on the other hand, dated ____________, 2014 (the “Purchase Agreement”) or the other documents executed in connection therewith (other than the Employment Agreement) or any claims to vested benefits under any stock plan. I further understand that nothing in this Agreement shall in any way adversely affect whatever rights I may have to benefits under any retirement or other employee benefit plan. In addition, I acknowledge that this Agreement is not intended to (a) prevent me from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent me from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While I have the right to participate in an investigation, I understand that I am waiving my right to any monetary recovery arising from any investigation or pursuit of claim on my behalf.

4.             Company's Agreement to Make Payments to Me. In exchange for my release and other promises made by me in this Agreement, the Company agrees that it shall pay Severance Pay to me as set forth in Section 5.02 of the Employment Agreement. I acknowledge that the payments described above constitute full and fair consideration for the release of My Claims, that the Company is not otherwise obligated to make these payments to me, and that they are in addition to any other sums to which I am otherwise due.

5.             Return of Company Property. I hereby represent and warrant that I have returned to the Company all of its property that was ever in my possession or control. This property includes, but is not limited to, financial and other business records, personnel records, office and other keys, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies of all such items.

6.             Termination of Relationship. I acknowledge that my employment has been separated as of the date referenced in the introductory paragraph to this Agreement. I understand that this Agreement does not constitute an admission of wrongdoing by any party. I also understand and agree that all post-employment non-competition obligations I have to the Company pursuant to my Employment Agreement remain in full effect for the period of time stated in my Employment Agreement.

7.             Consultation with Attorney. I acknowledge that the Company has advised me that it is up to me as to whether I consult an attorney prior to signing this Agreement, and that the Company has advised that I should do so.

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9.             Violation of Agreement. If any legal action or other proceeding is brought for the enforcement of this Agreement, the non-breaching party shall be able to recover from the breaching party its reasonable attorney's fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. The parties agree that Indiana law will apply to the interpretation of this Agreement, and that exclusive venue shall exist with the courts of Indiana or the U.S. District Court for the Southern District of Indiana.

10.           Severability. I understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.

11.           Periods to Consider and Revoke Agreement. As required by the ADEA and the OWBPA, I understand that I have twenty-one (21) calendar days from the day that I receive this Agreement, not counting the day upon which I received it, to consider whether I wish to sign it. If I sign this Agreement before the end of the twenty-one (21) calendar day period, it will be my personal and voluntary decision to do so. I also understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it.

12.           My Representations. I HAVE READ THIS AGREEMENT CAREFULLY, I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSULT AN ATTORNEY, AND I UNDERSTAND ALL OF ITS TERMS. IN AGREEING TO SIGN THIS AGREEMENT, I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATIONS MADE BY THE COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. I ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS ALL OF THE AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE MATTERS INCLUDED IN THIS AGREEMENT. I ALSO AGREE THAT THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH, TAKEN TOGETHER, SHALL CONSTITUTE ONE AND THE SAME AGREEMENT.

Date:_____________________________________

Printed Name:______________________________

Signature:_________________________________

Received and agreed to by Speed Commerce, Inc. on behalf of itself and all other persons and entities released herein:

By:_______________________________________

Date:_____________________________________

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